EXHIBIT 99.1
Citizens Community Bancorp, Inc. Reports Second Quarter 2025 Earnings of $0.33 Per Share; Board of Directors Authorize 5% Stock Buyback Authorization
EAU CLAIRE, WI, July 28, 2025 - Citizens Community Bancorp, Inc. (the “Company”) (Nasdaq: CZWI), the parent company of Citizens Community Federal N.A. (the “Bank” or “CCFBank”), today reported earnings of $3.3 million and earnings per diluted share of $0.33 for the second quarter ended June 30, 2025, compared to $3.2 million and earnings per diluted share of $0.32 for the quarter ended March 31, 2025, and $3.7 million and $0.35 earnings per diluted share for the quarter ended June 30, 2024, respectively. For the six months ended June 30, 2025, the Company reported earnings of $6.5 million and earnings per diluted share of $0.65 compared to the prior year period of $7.8 million and earnings per diluted share of $0.75.
The Company’s second quarter 2025 operating results reflected the following changes from the first quarter of 2025: 1) increase in net interest income of $1.7 million, due to the recognition of $1.1 million of interest income from loan payoffs, which contributed a 27 basis point increase in net interest margin, and a $0.6 million increase resulting from higher asset yields and lower deposit costs, which contributed a 15 basis point increase in net interest margin; 2) a provision for credit losses of $1.35 million compared to a negative provision of $0.25 million in the first quarter largely due to a $9.3 million increase in 30 to 89 day delinquencies and a modest change in macro-economic assumptions; 3) $0.2 million higher non-interest income; and 4) $0.3 million higher non-interest expense.
Book value per share improved to $18.36 at June 30, 2025, compared to $18.02 at March 31, 2025, and $17.10 at June 30, 2024. Tangible book value per share (non-GAAP)1 was $15.15 at June 30, 2025, compared to $14.79 at March 31, 2025, and an 8.9% increase from $13.91 at June 30, 2024. For the second quarter of 2025, the increase in tangible book value was primarily due to the increase in net income in the quarter compared to the first quarter. Stockholders’ equity as a percentage of total assets was 10.57% at June 30, 2025, compared to 10.12% at March 31, 2025. Tangible common equity (“TCE”) as a percent of tangible assets (non-GAAP)1 increased to 8.89% at June 30, 2025, compared to 8.45% at March 31, 2025.
“The quarter was solid overall with continued margin improvement of 15 bps to 3.00% (42 bps reported), strong net interest income which increased 9.4% from the linked quarter and in line non-interest expense contributed to the solid $0.33 in earnings per share. Tangible book value was higher by 2.4% from the linked quarter to $15.15 and the tangible common equity ratio improved to 8.9%. Asset quality was mixed with nonperforming assets and classified loans decreasing by $1.5 million and $1.7 million, respectively, while one $9 million multi-family relationship was added to special mention loans. Good credit administration practices kept net charge-offs manageable at $16 thousand for the quarter and the allowance to credit losses to total loans increased from 1.49% to 1.59% and the allowance to credit losses to nonperforming loans increased to 176% versus 148% compared to the prior quarter. Business activity in our markets continues to be good and seems poised to accelerate in the second half of 2025,” stated Stephen Bianchi, Chairman, President, and Chief Executive Officer.

June 30, 2025, Highlights:
•Quarterly earnings were $3.3 million, or $0.33 per diluted share for the quarter ended June 30, 2025, an increase compared to earnings of $3.2 million, or $0.32 per diluted share for the quarter ended March 31, 2025, and a decrease from $3.7 million, or $0.35 per diluted share for the quarter ended June 30, 2024.
•For the six months ended June 30, 2025, earnings were $6.5 million or $0.65 per diluted share compared to $7.8 million or $0.75 per diluted share. The decline in earnings for the six-month period primarily relates to provisions for credit losses for the most recent six-month period versus negative provisions for credit losses during the six-month period ending June 30, 2024, as economic variables used in the calculation of provisions have begun to normalize in the most recent periods.
•Net interest income increased $1.7 million to $13.3 million for the current quarter ended June 30, 2025, from $11.6 million for the quarter ended March 31, 2025, and from $11.6 million for the quarter ended June 30, 2024. The increase in net interest income from the first quarter of 2025 was primarily due to: 1) $0.7 million of interest income recognized on the payoffs of nonperforming loans; 2) an increase in purchase accretion of $0.4 million due to a loan payoff; 3) higher interest income of $0.2 million on loans due to loans repricing and the impact of new originations; 4) lower deposit rates decreased interest expense of $0.4 million; and 5) the impact of one more day in the quarter of interest income, net of interest expense of $0.1 million.
•The net interest margin increased 42 basis points (“bps”) to 3.27% for the quarter ended June 30, 2025, compared to the quarter ended March 31, 2025, and increased 55 bps from the quarter ended June 30, 2024. The increase in the net interest margin from the linked quarter was due to: 1) income recognized on the payoffs of loans of 17 bps; 2) higher purchase accretion due to loan payoffs of 10 bps; 3) lower deposit costs of 8 bps; and 4) higher asset yields due to repricing, new loan originations and higher percentage of loans compared to total interest-earning assets of 7 bps.
•The provision of credit losses was $1.4 million for the quarter ended June 30, 2025, compared to negative provisions for credit losses of $0.25 million, and $1.53 million during the quarters ended March 31, 2025, and June 30, 2024, respectively. The June 30, 2025 provision for credit losses was primarily due to: 1) the impact of three delinquent 30 - 89 day commercial real estate loan relationships of $0.7 million; 2) a change in the macro-economic assumptions used by our third-party provider of $0.3 million; 3) provisions on new loans with longer contractual life outpacing previously established provisions on prepaid and maturing loans, resulting in an increase of $0.15 million; and 4) an increase in off-balance sheet commitments from new construction originations of $0.2 million. Additionally, the Bank had $16 thousand of net charge-offs in the second quarter. Allowance for credit losses on loans was $21.3 million or 176% of total nonperforming loans of $12.1 million at June 30, 2025.
•Non-interest income increased by $0.2 million in the second quarter of 2025, to $2.8 million from $2.6 million the prior quarter due to the collection of loan fees on nonaccrual loan payoffs and higher gains on equity securities. Total non-interest income for the quarter ended June 30, 2025, was an increase of $0.9 million from the second quarter of 2024 primarily due to higher gains on sale of loans and higher net realized gains on equity securities.
•Non-interest expense increased $0.3 million to $10.8 million from $10.5 million for the previous quarter and increased $0.5 million from $10.3 million the second quarter of 2024. The increase in non-interest expense compared to the linked quarter was largely due to compensation items, including the annual merit increase and modestly higher incentive costs. The $0.5 million increase from the second quarter of 2024 was largely due to higher compensation expense, which includes the annual merit increase impact and inflation factors impacting non-interest expense.
•The effective tax rate was 19.2% for the quarter ended June 30, 2025, compared to 19.6% for the quarter ended March 31, 2025, and 22.1% for the quarter ended June 30, 2024.

•Loans receivable decreased $7.1 million during the second quarter ended June 30, 2025, to $1.35 billion compared to the prior quarter end. New loan originations increased approximately $25 million in the second quarter compared to the first quarter, with some prepayments expected in the first quarter, sliding to the second quarter and offsetting net loan growth.
•Nonperforming assets decreased $1.5 million during the quarter to $13.0 million at June 30, 2025, compared to $14.5 million at March 31, 2025, largely due to the payoff of an agricultural relationship.
•Special mention loans increased $8.2 million to $23.2 million at June 30, 2025, from $15.0 million at March 31, 2025. The increase was largely due to one multifamily loan that is experiencing slower leasing activity than expected.
•Total deposits decreased $45.2 million during the quarter ended June 30, 2025, to $1.48 billion. Total deposit decline reflected the seasonal shrinkage in public deposits of $20.3 million, which typically decreases again in the third quarter before increasing in the fourth quarter. Commercial deposits declined $17.0 million as business customers reinvested into their operations.
•On July 7, 2025, the Board of Directors approved the redemption of the entire $15 million balance of the 6% subordinated debentures due September 1, 2030, which were scheduled to reprice on September 1, 2025, to SOFR + 591 bps. The redemption will occur on September 1, 2025.
•The efficiency ratio was 66% for the quarter ended June 30, 2025, compared to 73% for the quarter ended March 31, 2025. The improvement in the efficiency ratio was partially due to $1.1 million in interest income recognized from loan payoffs. Excluding the impact of interest income associated with the loan payoffs, the efficiency ratio was approximately 70%.
•On July 24, 2025, the Board of Directors authorized a new 5% common stock buyback authorization, or 499,000 shares.
Balance Sheet and Asset Quality
Total assets decreased by $44.8 million during the quarter to $1.735 billion at June 30, 2025.
Cash decreased $32.7 million as interest-bearing cash decreased due to funding balance sheet changes, while maintaining strong on-balance sheet liquidity.
The on-balance sheet liquidity ratio, which is defined as the fair market value of AFS and HTM securities that are not pledged and cash on deposit with other financial institutions, was 12.17% of total assets at June 30, 2025, compared to 14.38% at March 31, 2025. On-balance sheet liquidity, collateralized new borrowing capacity, and uncommitted federal funds borrowing availability was $730 million, or 277%, of uninsured and uncollateralized deposits at June 30, 2025, and $852 million, or 314% at March 31, 2025.
Securities available for sale (“AFS”) decreased $4.8 million during the quarter ended June 30, 2025, to $134.8 million from $139.6 million at March 31, 2025. The decrease was due to principal repayments of $3.4 million, and corporate debt security maturities of $3.2 million, partially offset by the purchase of new corporate debt securities of $1.9 million and a decrease in the unrealized loss on AFS securities of $0.1 million.
Securities held to maturity (“HTM”) decreased $1.3 million to $83.0 million during the quarter ended June 30, 2025, from $84.3 million at March 31, 2025, due to principal repayments.
Loans receivable decreased $7.1 million during the second quarter ended June 30, 2025, to $1.345 billion compared to the prior quarter end, as a modest pickup in origination and funding activity was offset by the payoff of larger non-strategic loans.
The office loan portfolio consisting of seventy loans totaled $26 million at June 30, 2025, compared to seventy-two loans totaling $28 million at March 31, 2025. Criticized loans in the office loan portfolio for the quarter ended June 30,

2025, totaled $0.5 million, the same amount at March 31, 2025, and there have been no charge-offs in the trailing twelve months.
The allowance for credit losses on loans increased by $1.1 million to $21.3 million at June 30, 2025, representing 1.59% of total loans receivable compared to 1.49% of total loans receivable at March 31, 2025. The Bank recorded a provision of credit losses of $1.35 million for the quarter ended June 30, 2025, compared to negative provisions for credit losses of $0.25 million, and $1.53 million during the quarters ended March 31, 2025, and June 30, 2024, respectively. The June 30, 2025 provision was primarily due to: 1) the impact of three delinquent 30 - 89 day commercial real estate loan relationships of $0.7 million; 2) a change in the macro-economic assumptions by our third-party provider of $0.3 million; 3) provisions on new loans with longer contractual life outpacing previously established provisions on prepaid and maturing loans, resulting in an increase of $0.15 million; and 4) an increase in off-balance sheet commitments from new construction originations of $0.2 million. Additionally, the Bank had $16 thousand of net charge-offs in the second quarter. Allowance for credit losses on loans was $21.3 million or 176% of total nonperforming loans of $12.1 million at June 30, 2025, compared to $20.2 million or $148% of total nonperforming loans of $13.7 million the prior quarter as the allowance level increased while nonperforming loans decreased during the most recent period.

Allowance for Credit Losses (“ACL”) - Loans Percentage
(in thousands, except ratios)

	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Loans, end of period	$1,345,620	$1,352,728	$1,368,981	$1,424,828
Allowance for credit losses - Loans	$21,347	$20,205	$20,549	$21,000
ACL - Loans as a percentage of loans, end of period	1.59%	1.49%	1.50%	1.47%

In addition to the ACL - Loans, the Company has established an ACL - Unfunded Commitments of $0.627 million at June 30, 2025, $0.435 million at March 31, 2025, and $0.712 million at June 30, 2024, classified in other liabilities on the consolidated balance sheets.

Allowance for Credit Losses - Unfunded Commitments:
(in thousands)

	June 30, 2025 and Three Months Ended	June 30, 2024 and Three Months Ended	June 30, 2025 and Six Months Ended	June 30, 2024 and Six Months Ended
ACL - Unfunded commitments - beginning of period	$435	$975	$334	$1,250
Additions (reductions) to ACL - Unfunded commitments via provision for credit losses charged to operations	192	(263)	293	(538)
ACL - Unfunded commitments - end of period	$627	$712	$627	$712
Special mention loans increased $8.2 million to $23.2 million at June 30, 2025, from $15.0 million in the previous quarter. The increase was largely due to one multifamily loan that is experiencing slower leasing activity than expected.
Substandard loans decreased by $1.7 million to $17.9 million at June 30, 2025, compared to $19.6 million at March 31, 2025, largely due to a reduction in one nonperforming loan relationship.
Nonperforming assets decreased by $1.5 million to $13.0 million at June 30, 2025, compared to $14.5 million at March 31, 2025.

	(in thousands)
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Special mention loan balances	$23,201	$14,990	$8,480	$11,047	$8,848
Substandard loan balances	17,922	19,591	18,891	21,202	14,420
Criticized loans, end of period	$41,123	$34,581	$27,371	$32,249	$23,268

Deposit Portfolio Composition
(in thousands)

	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Consumer deposits	$856,467	$861,746	$852,083	$844,808	$822,665
Commercial deposits	406,608	423,654	412,355	406,095	395,148
Public deposits	190,933	211,261	190,460	176,844	187,698
Wholesale deposits	24,408	26,993	33,250	92,920	114,033
Total deposits	$1,478,416	$1,523,654	$1,488,148	$1,520,667	$1,519,544
At June 30, 2025, the deposit portfolio composition was 58% consumer, 27% commercial, 13% public, and 2% wholesale deposits compared to 56% consumer, 28% commercial, 14% public, and 2% wholesale deposits at March 31, 2025.

Deposit Composition By Type
(in thousands)

	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Non-interest-bearing demand deposits	$260,248	$253,343	$252,656	$256,840	$255,703
Interest-bearing demand deposits	366,481	386,302	355,750	346,971	353,477
Savings accounts	159,340	167,614	159,821	169,096	170,946
Money market accounts	357,518	370,741	369,534	366,067	370,164
Certificate accounts	334,829	345,654	350,387	381,693	369,254
Total deposits	$1,478,416	$1,523,654	$1,488,148	$1,520,667	$1,519,544
Uninsured and uncollateralized deposits were $263.2 million, or 18% of total deposits at June 30, 2025, and $271.7 million, or 18% of total deposits at March 31, 2025. Uninsured deposits alone at June 30, 2025 were $419.6 million, or 28% of total deposits and $444.4 million, or 29% of total deposits at March 31, 2025.
Federal Home Loan Bank advances remained at $0 at June 30, 2025, and at March 31, 2025, and decreased $31.5 million from one year earlier.
No common stock was repurchased in the second quarter of 2025. On July 24, 2025, the Board of Directors authorized a new 5% buyback authorization, for 499,000 shares of the Company’s common stock in open market or private transactions. The timing and amount of any share repurchases under the new authorization will be determined by management based on market conditions and other considerations. The new share repurchase authorization does not obligate the Company to repurchase any shares of its common stock.

Review of Operations
Net interest income increased $1.7 million to $13.3 million for the current quarter ended June 30, 2025, from $11.6 million for the quarter ended March 31, 2025, and from $11.6 million for the quarter ended June 30, 2024. The increase in net interest income from the first quarter of 2025 was primarily due to: 1) $0.7 million of interest income recognized on the payoffs of nonperforming loans; 2) an increase in purchase accretion of $0.4 million due to a loan payoff; 3) higher interest income of $0.2 million on loans due to loans repricing and the impact of new originations; 4)

lower deposit rates decreased interest expense of $0.4 million; and 5) the impact of one more day in the quarter of interest income, net of interest expense of $0.1 million.
Pre-Provision Net Revenue (PPNR)
(in thousands, except yields and rates)

	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Pre-tax income	$4,047	$3,974	$3,358	$4,185	$4,715	$5,192
Add back provision for credit losses	1,350	—	—	—	—	—
Subtract negative provision for credit losses	—	(250)	(450)	(400)	(1,525)	(800)
Pre-Provision Net Revenue	$5,397	$3,724	$2,908	$3,785	$3,190	$4,392
Pre-Provision Net Revenue increased $1.7 million to $5.4 million for the quarter ended June 30, 2025, from $3.7 million for the quarter ended March 31, 2025. Pre-Provision Net Revenue (“PPNR”) is defined as net interest income plus total non-interest income minus total non-interest expense. This measure is a non-US GAAP financial measure since it excludes the provision for (recovery of) credit losses included in net income.
Excluding the impact of unanticipated interest income recognized in the second quarter ended June 30, 2025, related to payoffs of nonperforming loans and interest accretion from loan payoffs, the PPNR increased $0.6 million from the previous quarter largely from the impact of loans repricing, new loans originated with higher yields and lower deposit rates.
The net interest margin increased 42 bps to 3.27% for the quarter ended June 30, 2025, compared to the quarter ended March 31, 2025, and increased 55 bps from the quarter ended June 30, 2024. The increase in the net interest margin from the linked quarter was due to: 1) income recognized on the payoffs of loans of 17 bps; 2) higher purchase accretion due to loan payoffs of 10 bps; 3) lower deposit costs of 8 bps; and 4) higher asset yields due to repricing, new loan originations and higher percentage of loans compared to total interest-earning assets of 7 bps.

Net interest income and net interest margin analysis:
(in thousands, except yields and rates)

	Three months ended
	June 30, 2025		March 31, 2025		December 31, 2024		September 30, 2024		June 30, 2024
	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin
As reported	$13,311	3.27%	$11,594	2.85%	$11,708	2.79%	$11,285	2.63%	$11,576	2.72%
Less scheduled accretion for PCD loans	(23)	(0.01)%	(36)	(0.01)%	(42)	(0.01)%	(45)	(0.01)%	(62)	(0.01)%
Less paid loan accretion for PCD loans	(416)	(0.10)%	—	—%	—	—%	—	—%	—	—%
Less scheduled accretion interest	(33)	(0.01)%	(33)	(0.01)%	(33)	(0.01)%	(33)	(0.01)%	(32)	(0.01)%
Without loan purchase accretion	$12,839	3.15%	$11,525	2.83%	$11,633	2.77%	$11,207	2.61%	$11,482	2.70%

The table below shows the impact of certificate, loan and securities contractual fixed rate maturing and repricing.
Portfolio Contractual Repricing:
(in millions, except yields)

	Q3 2025	Q4 2025	Q1 2026	Q2 2026	Q3 2026	Q4 2026	FY 2027
Maturing Certificate Accounts:
Contractual Balance	$97	$98	$73	$46	$15	$1	$1
Contractual Interest Rate	4.08%	3.79%	4.06%	3.91%	3.90%	2.49%	0.88%
Maturing or Repricing Loans:
Contractual Balance	$19	$54	$44	$56	$117	$96	$240
Contractual Interest Rate	5.36%	4.88%	4.50%	4.70%	3.64%	3.71%	4.66%
Maturing or Repricing Securities:
Contractual Balance	$8	$6	$2	$7	$7	$3	$7
Contractual Interest Rate	5.67%	3.92%	3.72%	3.57%	3.44%	3.27%	4.76%
Non-interest income increased by $0.2 million in the second quarter of 2025, to $2.8 million from $2.6 million the prior quarter due to the collection of loan fees on nonaccrual loan payoffs and higher gains on equity securities. Total non-interest income increased $0.9 million from the second quarter of 2024 primarily due to higher gain on sale of loans and higher net realized gains on equity securities.
Non-interest expense increased $0.3 million to $10.8 million for the quarter ended June 30, 2025, from $10.5 million for the quarter ended March 31, 2025, and increased from $10.3 million for the quarter ended June 30, 2024. The $0.3 million increase in non-interest expense compared to the linked quarter was largely due to higher compensation, primarily due to the impact of annual merit raises in late March 2025 and modestly higher incentive costs. The $0.5 million increase from the second quarter of 2024 was largely due to higher compensation expense, which includes the annual merit increase impact and inflation factors impacting non-interest expense.
Provision for income taxes was $0.8 million in the second quarter of 2025, flat from $0.8 million in the first quarter of 2025. The effective tax rate was 19.2% for the quarter ended June 30, 2025, 19.6% for the quarter ended March 31, 2025, and 22.1% for the quarter ended June 30, 2024.
Certain items previously reported may be reclassified for consistency with the current presentation.These financial results are preliminary until the Form 10-Q is filed in August 2025.
About the Company
Citizens Community Bancorp, Inc. (NASDAQ: “CZWI”) is the holding company of the Bank, a national bank based in Altoona, Wisconsin, currently serving customers primarily in Wisconsin and Minnesota through 21 branch locations. Its primary markets include the Chippewa Valley Region in Wisconsin, the Twin Cities and Mankato markets in Minnesota, and various rural communities around these areas. The Bank offers traditional community banking services to businesses, ag operators and consumers, including residential mortgage loans.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified using forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “estimates,” “intend,” “may,” “on pace,” “preliminary,” “planned,” “potential,” “should,” “will,” “would” or the negative of those terms or other words of similar meaning. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the operations and business environment of the Company and the Bank. These uncertainties include: conditions in the financial markets and economic conditions generally; the impact of inflation on our business and our customers; geopolitical tensions, including current or anticipated impact of military conflicts; higher lending risks associated with our commercial and agricultural banking activities; future pandemics (including new variants of COVID-19); cybersecurity risks; adverse impacts on the regional banking industry and the business environment in which it operates; interest rate risk; lending risk; changes in the fair value or ratings downgrades of our securities; the sufficiency of allowance for credit losses; competitive pressures among depository and other financial institutions; disintermediation risk; our ability to maintain our reputation; our ability to maintain or increase our market share; our ability to realize the benefits of net deferred tax assets; our ability to obtain needed liquidity; our ability to raise capital needed to fund growth or meet regulatory requirements; our ability to attract and retain key personnel; our ability to keep pace with technological change; prevalence of fraud and other financial crimes; the possibility that our internal controls and procedures could fail or be circumvented; our ability to successfully execute our acquisition growth strategy; risks posed by acquisitions and other expansion opportunities, including difficulties and delays in integrating the acquired business operations or fully realizing the cost savings and other benefits; restrictions on our ability to pay dividends; the potential volatility of our stock price; accounting standards for credit losses; legislative or regulatory changes or actions, or significant litigation, adversely affecting the Company or Bank; public company reporting obligations; changes in federal or state tax laws; and changes in accounting principles, policies or guidelines and their impact on financial performance. Stockholders, potential investors, and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Such uncertainties and other risks that may affect the Company’s performance are discussed further in Part I, Item 1A, “Risk Factors,” in the Company’s Form 10-K, for the year ended December 31, 2024, filed with the Securities and Exchange Commission (“SEC”) on March 13, 2025 and the Company’s subsequent filings with the SEC. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this news release or to update them to reflect events or circumstances occurring after the date of this release.
1 Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, such as net income as adjusted, net income as adjusted per share, tangible book value, tangible book value per share, tangible common equity as a percent of tangible assets and return on average tangible common equity, which management believes may be helpful in understanding the Company’s results of operations or financial position and comparing results over different periods.

Net income as adjusted and net income as adjusted per share are non-GAAP measures that eliminate the impact of certain expenses such as branch closure costs and related severance pay, accelerated depreciation expense and lease termination fees, and the gain on sale of branch deposits and fixed assets. Tangible book value, tangible book value per share, tangible common equity as a percentage of tangible assets and return on average tangible common equity are non-GAAP measures that eliminate the impact of goodwill and intangible assets on our financial position. Management believes these measures are useful in assessing the strength of our financial position.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other banks and financial institutions.

Contact: Steve Bianchi, CEO
(715)-836-9994

(CZWI-ER)

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Balance Sheets
(in thousands, except share data)

	June 30, 2025 (unaudited)	March 31, 2025 (unaudited)	December 31, 2024 (audited)	June 30, 2024 (unaudited)
Assets
Cash and cash equivalents	$67,454	$100,199	$50,172	$36,886
Securities available for sale “AFS”	134,773	139,642	142,851	146,438
Securities held to maturity “HTM”	83,029	84,301	85,504	88,605
Equity investments	5,741	5,462	4,702	5,023
Other investments	12,379	12,496	12,500	13,878
Loans receivable	1,345,620	1,352,728	1,368,981	1,428,588
Allowance for credit losses	(21,347)	(20,205)	(20,549)	(21,178)
Loans receivable, net	1,324,273	1,332,523	1,348,432	1,407,410
Loans held for sale	6,063	3,296	1,329	275
Mortgage servicing rights, net	3,548	3,583	3,663	3,731
Office properties and equipment, net	16,357	16,649	17,075	17,774
Accrued interest receivable	6,123	5,926	5,653	6,289
Intangible assets	621	800	979	1,336
Goodwill	31,498	31,498	31,498	31,498
Foreclosed and repossessed assets, net	895	876	915	1,662
Bank owned life insurance (“BOLI”)	26,494	26,296	26,102	25,708
Other assets	15,916	16,416	17,144	15,794
TOTAL ASSETS	$1,735,164	$1,779,963	$1,748,519	$1,802,307
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$1,478,416	$1,523,654	$1,488,148	$1,519,544
Federal Home Loan Bank (“FHLB”) advances	—	—	5,000	31,500
Other borrowings	61,722	61,664	61,606	61,498
Other liabilities	11,564	14,594	14,681	13,720
Total liabilities	1,551,702	1,599,912	1,569,435	1,626,262
Stockholders’ Equity:
Common stock— $0.01 par value, authorized 30,000,000; 9,991,997, 9,989,536, 9,981,996, and 10,297,341 shares issued and outstanding, respectively	100	100	100	103
Additional paid-in capital	114,537	114,477	114,564	117,838
Retained earnings	83,709	80,439	80,840	75,501
Accumulated other comprehensive loss	(14,884)	(14,965)	(16,420)	(17,397)
Total stockholders’ equity	183,462	180,051	179,084	176,045
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,735,164	$1,779,963	$1,748,519	$1,802,307

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2025 (unaudited)	March 31, 2025 (unaudited)	June 30, 2024 (unaudited)	June 30, 2025 (unaudited)	June 30, 2024 (unaudited)
Interest and dividend income:
Interest and fees on loans	$20,105	$18,602	$19,921	$38,707	$40,089
Interest on investments	2,397	2,501	2,542	4,898	5,053
Total interest and dividend income	22,502	21,103	22,463	43,605	45,142
Interest expense:
Interest on deposits	8,287	8,597	9,338	16,884	18,547
Interest on FHLB borrowed funds	1	11	576	12	1,088
Interest on other borrowed funds	903	901	973	1,804	2,026
Total interest expense	9,191	9,509	10,887	18,700	21,661
Net interest income before provision for credit losses	13,311	11,594	11,576	24,905	23,481
Provision for credit losses	1,350	(250)	(1,525)	1,100	(2,325)
Net interest income after provision for credit losses	11,961	11,844	13,101	23,805	25,806
Non-interest income:
Service charges on deposit accounts	432	423	490	855	961
Interchange income	564	518	579	1,082	1,120
Loan servicing income	565	559	526	1,124	1,108
Gain on sale of loans	699	720	226	1,419	1,246
Loan fees and service charges	237	120	309	357	539
Net gains (losses) on equity securities	99	10	(658)	109	(491)
Bank Owned Life Insurance (BOLI) death benefit	—	—	184	—	184
Other	240	243	257	483	510
Total non-interest income	2,836	2,593	1,913	5,429	5,177
Non-interest expense:
Compensation and related benefits	6,008	5,597	5,675	11,605	11,158
Occupancy	1,196	1,287	1,333	2,483	2,700
Data processing	1,753	1,719	1,525	3,472	3,122
Amortization of intangible assets	179	179	179	358	358
Mortgage servicing rights expense, net	148	140	116	288	264
Advertising, marketing and public relations	194	167	186	361	350
FDIC premium assessment	191	198	200	389	405
Professional services	432	508	347	940	913
Losses (gains) on repossessed assets, net	—	4	(18)	4	(18)
Other	649	664	756	1,313	1,824
Total non-interest expense	10,750	10,463	10,299	21,213	21,076
Income before provision for income taxes	4,047	3,974	4,715	8,021	9,907
Provision for income taxes	777	777	1,040	1,554	2,144
Net income attributable to common stockholders	$3,270	$3,197	$3,675	$6,467	$7,763
Per share information:
Basic earnings	$0.33	$0.32	$0.35	$0.65	$0.75
Diluted earnings	$0.33	$0.32	$0.35	$0.65	$0.75
Cash dividends paid	$—	$0.36	$—	$0.36	$0.32
Book value per share at end of period	$18.36	$18.02	$17.10	$18.36	$17.10
Tangible book value per share at end of period (non-GAAP)	$15.15	$14.79	$13.91	$15.15	$13.91

Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)
(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024

GAAP pretax income	$4,047	$3,974	$4,715	$8,021	$9,907
Branch closure costs (1)	—	—	168	—	168
Pretax income as adjusted (2)	$4,047	$3,974	$4,883	$8,021	$10,075
Provision for income tax on net income as adjusted (3)	777	777	1,077	1,554	2,180
Net income as adjusted (non-GAAP) (2)	$3,270	$3,197	$3,806	$6,467	$7,895
GAAP diluted earnings per share, net of tax	$0.33	$0.32	$0.35	$0.65	$0.75
Branch closure costs, net of tax	—	—	0.01	—	0.01
Diluted earnings per share, as adjusted, net of tax (non-GAAP)	$0.33	$0.32	$0.36	$0.65	$0.76

Average diluted shares outstanding	9,997,229	10,000,818	10,373,089	9,998,813	10,407,983

(1) Branch closure costs include severance pay recorded in compensation and benefits and depreciation and right of use lease asset accelerated expense included in other non-interest expense in the consolidated statement of operations.
(2) Pretax income as adjusted and net income as adjusted are non-GAAP measures that management believes enhance the market’s ability to assess the underlying business performance and trends related to core business activities.
(3) Provision for income tax on net income as adjusted is calculated at our effective tax rate for each respective period presented.

Loan Composition
(in thousands)

	June 30, 2025	March 31, 2025	December 31, 2024	June 30, 2024
Total Loans:
Commercial/Agricultural real estate:
Commercial real estate	$693,382	$709,975	$709,018	$729,236
Agricultural real estate	69,237	71,071	73,130	78,248
Multi-family real estate	238,953	237,872	220,805	234,758
Construction and land development	70,477	58,461	78,489	87,898
C&I/Agricultural operating:
Commercial and industrial	109,202	109,620	115,657	127,386
Agricultural operating	31,876	29,310	31,000	27,409
Residential mortgage:
Residential mortgage	125,818	129,070	132,341	133,503
Purchased HELOC loans	2,368	2,560	2,956	2,915
Consumer installment:
Originated indirect paper	2,959	3,434	3,970	5,110
Other consumer	4,275	4,679	5,012	5,860
Gross loans	$1,348,547	$1,356,052	$1,372,378	$1,432,323
Unearned net deferred fees and costs and loans in process	(2,629)	(2,542)	(2,547)	(2,733)
Unamortized discount on acquired loans	(298)	(782)	(850)	(1,002)
Total loans receivable	$1,345,620	$1,352,728	$1,368,981	$1,428,588

Nonperforming Assets
Loan Balances at Amortized Cost
(in thousands, except ratios)

	June 30, 2025	March 31, 2025	December 31, 2024	June 30, 2024
Nonperforming assets:
Nonaccrual loans
Commercial real estate	$5,013	$4,948	$4,594	$5,350
Agricultural real estate	5,447	5,934	6,222	382
Construction and land development	—	—	103	—
Commercial and industrial (“C&I”)	600	701	597	422
Agricultural operating	—	725	793	1,017
Residential mortgage	549	782	858	1,145
Consumer installment	—	1	1	36
Total nonaccrual loans	$11,609	$13,091	$13,168	$8,352
Accruing loans past due 90 days or more	521	568	186	256
Total nonperforming loans (“NPLs”) at amortized cost	12,130	13,659	13,354	8,608
Foreclosed and repossessed assets, net	895	876	915	1,662
Total nonperforming assets (“NPAs”)	$13,025	$14,535	$14,269	$10,270
Loans, end of period	$1,345,620	$1,352,728	$1,368,981	$1,428,588
Total assets, end of period	$1,735,164	$1,779,963	$1,748,519	$1,802,307
Ratios:
NPLs to total loans	0.90%	1.01%	0.98%	0.60%
NPAs to total assets	0.75%	0.82%	0.82%	0.57%

Average Balances, Interest Yields and Rates
(in thousands, except yields and rates)

	Three Months Ended June 30, 2025			Three Months Ended March 31, 2025			Three Months Ended June 30, 2024
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Average interest earning assets:
Cash and cash equivalents	$44,377	$493	4.46%	$47,835	$524	4.44%	$18,894	$272	5.79%
Loans receivable	1,353,332	20,105	5.96%	1,363,352	18,602	5.53%	1,439,535	19,921	5.57%
Investment securities	223,318	1,735	3.12%	228,514	1,808	3.21%	238,147	2,012	3.40%
Other investments	12,400	169	5.47%	12,498	169	5.48%	13,051	258	7.95%
Total interest earning assets	$1,633,427	$22,502	5.53%	$1,652,199	$21,103	5.18%	$1,709,627	$22,463	5.28%
Average interest-bearing liabilities:
Savings accounts	$160,849	$335	0.84%	$167,001	$407	0.99%	$174,259	$429	0.99%
Demand deposits	372,723	1,986	2.14%	382,355	2,033	2.16%	354,850	2,023	2.29%
Money market accounts	361,420	2,510	2.79%	365,528	2,535	2.81%	377,346	2,958	3.15%
CD’s	342,959	3,456	4.04%	343,751	3,622	4.27%	352,323	3,928	4.48%
Total deposits	$1,237,951	$8,287	2.69%	$1,258,635	$8,597	2.77%	$1,258,778	$9,338	2.98%
FHLB advances and other borrowings	61,781	904	5.87%	64,635	912	5.72%	121,967	1,549	5.11%
Total interest-bearing liabilities	$1,299,732	$9,191	2.84%	$1,323,270	$9,509	2.91%	$1,380,745	$10,887	3.17%
Net interest income		$13,311			$11,594			$11,576
Interest rate spread			2.69%			2.27%			2.11%
Net interest margin			3.27%			2.85%			2.72%
Average interest earning assets to average interest-bearing liabilities			1.26			1.25			1.24

	Six Months Ended June 30, 2025			Six Months Ended June 30, 2024
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Average interest earning assets:
Cash and cash equivalents	$46,097	$1,017	4.45%	$15,982	$463	5.83%
Loans receivable	1,358,314	38,707	5.75%	1,448,061	40,089	5.57%
Investment securities	225,902	3,544	3.16%	241,069	4,072	3.40%
Other investments	12,448	337	5.46%	13,200	518	7.89%
Total interest earning assets	$1,642,761	$43,605	5.35%	$1,718,312	$45,142	5.28%
Average interest-bearing liabilities:
Savings accounts	$163,908	$742	0.91%	$175,548	$850	0.97%
Demand deposits	377,512	4,018	2.15%	354,423	4,040	2.29%
Money market accounts	363,463	5,046	2.80%	377,410	5,878	3.13%
CD’s	343,353	7,078	4.16%	356,250	7,779	4.39%
Total deposits	$1,248,236	$16,884	2.73%	$1,263,631	$18,547	2.95%
FHLB advances and other borrowings	63,200	1,816	5.79%	123,334	3,114	5.08%
Total interest-bearing liabilities	$1,311,436	$18,700	2.88%	$1,386,965	$21,661	3.14%
Net interest income		$24,905			$23,481
Interest rate spread			2.47%			2.14%
Net interest margin			3.06%			2.75%
Average interest earning assets to average interest bearing liabilities			1.25			1.24

Wholesale Deposits
(in thousands)

	Quarter Ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Brokered certificate accounts	$—	$5,489	$14,123	$48,578	$54,123
Brokered money market accounts	5,092	5,053	5,002	18,076	42,673
Third party originated reciprocal deposits	19,316	16,451	14,125	26,266	17,237
Total	$24,408	$26,993	$33,250	$92,920	$114,033

Key Financial Metric Ratios:

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Ratios based on net income:
Return on average assets (annualized)	0.75%	0.74%	0.81%	0.74%	0.86%
Return on average equity (annualized)	7.23%	7.26%	8.52%	7.25%	9.04%
Return on average tangible common equity[4] (annualized)	9.18%	9.28%	10.92%	9.23%	11.59%
Efficiency ratio	66%	73%	72%	69%	71%
Net interest margin with loan purchase accretion	3.27%	2.85%	2.72%	3.06%	2.75%
Net interest margin without loan purchase accretion	3.15%	2.83%	2.70%	2.99%	2.72%
Ratios based on net income as adjusted (non-GAAP)
Return on average assets as adjusted[2] (annualized)	0.75%	0.74%	0.84%	0.74%	0.87%
Return on average equity as adjusted[3] (annualized)	7.23%	7.26%	8.82%	7.25%	9.20%

Reconciliation of Return on Average Assets
(in thousands, except ratios)

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024

GAAP earnings after income taxes	$3,270	$3,197	$3,675	$6,467	$7,763
Net income as adjusted after income taxes (non-GAAP) (1)	$3,270	$3,197	$3,806	$6,467	$7,895
Average assets	$1,745,897	$1,763,191	$1,815,693	$1,750,912	$1,825,723
Return on average assets (annualized)	0.75%	0.74%	0.81%	0.74%	0.86%
Return on average assets as adjusted (non-GAAP) (annualized)	0.75%	0.74%	0.84%	0.74%	0.87%
(1) See Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)

Reconciliation of Return on Average Equity
(in thousands, except ratios)

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
GAAP earnings after income taxes	$3,270	$3,197	$3,675	$6,467	$7,763
Net income as adjusted after income taxes (non-GAAP) (1)	$3,270	$3,197	$3,806	$6,467	$7,895
Average equity	$181,370	$178,470	$173,462	$179,901	$172,601
Return on average equity (annualized)	7.23%	7.26%	8.52%	7.25%	9.04%
Return on average equity as adjusted (non-GAAP) (annualized)	7.23%	7.26%	8.82%	7.25%	9.20%
(1) See Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)

Reconciliation of Return on Average Tangible Common Equity (non-GAAP)
(in thousands, except ratios)

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Total stockholders’ equity	$183,462	$180,051	$176,045	$183,462	$176,045
Less: Goodwill	(31,498)	(31,498)	(31,498)	(31,498)	(31,498)
Less: Intangible assets	(621)	(800)	(1,336)	(621)	(1,336)
Tangible common equity (non-GAAP)	$151,343	$147,753	$143,211	$151,343	$143,211
Average tangible common equity (non-GAAP)	$149,161	$146,083	$140,539	$147,603	$139,588
GAAP earnings after income taxes	3,270	3,197	3,675	6,467	7,763
Amortization of intangible assets, net of tax	145	144	140	289	281
Tangible net income	$3,415	$3,341	$3,815	$6,756	$8,044
Return on average tangible common equity (annualized)	9.18%	9.28%	10.92%	9.23%	11.59%

Reconciliation of Efficiency Ratio
(in thousands, except ratios)

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Non-interest expense (GAAP)	$10,750	$10,463	$10,299	$21,213	$21,076
Less amortization of intangibles	(179)	(179)	(179)	(358)	(358)
Efficiency ratio numerator (GAAP)	$10,571	$10,284	$10,120	$20,855	$20,718

Non-interest income	$2,836	$2,593	$1,913	$5,429	$5,177
Add back net losses on debt and equity securities	—	—	(658)	—	(491)
Subtract net gains on debt and equity securities	99	10	—	109	—
Net interest income	13,311	11,594	11,576	24,905	23,481
Efficiency ratio denominator (GAAP)	$16,048	$14,177	$14,147	$30,225	$29,149
Efficiency ratio (GAAP)	66%	73%	72%	69%	71%

Reconciliation of tangible book value per share (non-GAAP)
(in thousands, except per share data)

Tangible book value per share at end of period	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Total stockholders’ equity	$183,462	$180,051	$179,084	$180,149	$176,045
Less: Goodwill	(31,498)	(31,498)	(31,498)	(31,498)	(31,498)
Less: Intangible assets	(621)	(800)	(979)	(1,158)	(1,336)
Tangible common equity (non-GAAP)	$151,343	$147,753	$146,607	$147,493	$143,211
Ending common shares outstanding	9,991,997	9,989,536	9,981,996	10,074,136	10,297,341
Book value per share	$18.36	$18.02	$17.94	$17.88	$17.10
Tangible book value per share (non-GAAP)	$15.15	$14.79	$14.69	$14.64	$13.91

Reconciliation of tangible common equity as a percent of tangible assets (non-GAAP)
(in thousands, except ratios)

Tangible common equity as a percent of tangible assets at end of period	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Total stockholders’ equity	$183,462	$180,051	$179,084	$180,149	$176,045
Less: Goodwill	(31,498)	(31,498)	$(31,498)	$(31,498)	$(31,498)
Less: Intangible assets	(621)	(800)	$(979)	$(1,158)	$(1,336)
Tangible common equity (non-GAAP)	$151,343	$147,753	$146,607	$147,493	$143,211
Total Assets	$1,735,164	$1,779,963	$1,748,519	$1,799,137	$1,802,307
Less: Goodwill	(31,498)	(31,498)	(31,498)	(31,498)	(31,498)
Less: Intangible assets	(621)	(800)	(979)	(1,158)	(1,336)
Tangible Assets (non-GAAP)	$1,703,045	$1,747,665	$1,716,042	$1,766,481	$1,769,473
Total stockholders’ equity to total assets ratio	10.57%	10.12%	10.24%	10.01%	9.77%
Tangible common equity as a percent of tangible assets (non-GAAP)	8.89%	8.45%	8.54%	8.35%	8.09%

1Net income as adjusted and net income as adjusted per share are non-GAAP financial measures that management believes enhance investors’ ability to understand the underlying business performance and trends related to core business activities. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)”.
2Return on average assets as adjusted is a non-GAAP measure that management believes enhance investors’ ability to understand the underlying business performance and trends relative to average assets. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of Return on Average Assets as Adjusted (non-GAAP)”.
3Return on average equity as adjusted is a non-GAAP measure that management believes enhance investors’ ability to understand the underlying business performance and trends relative to average equity. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of Return on Average Equity as Adjusted (non-GAAP)”.
4Tangible book value, tangible book value per share, tangible common equity as a percent of tangible assets and return on tangible common equity are non-GAAP measures that management believes enhance investors’ ability to understand the Company’s financial position. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of tangible book value per share (non-GAAP)”, “Reconciliation of tangible common equity as a percent of tangible assets (non-GAAP)”, and “Reconciliation of return on average tangible common equity)”.